Exhibit 99.1

ATI Physical Therapy Reports First Quarter 2022 Results
Reaffirms Guidance for Full Year 2022

BOLINGBROOK, IL – May 9, 2022 – ATI Physical Therapy, Inc. (“ATI” or the “Company”) (NYSE: ATIP), the largest single-branded outpatient physical therapy provider in the United States, today reported financial results for the first quarter ended March 31, 2022.

“As previously announced, Sharon Vitti stepped into the role of Chief Executive Officer for the organization and joined the Board of Directors as of April 28, 2022.  We are excited to welcome Sharon to the ATI family and continue our leadership in helping people on their path to musculoskeletal health, engaging consumers when and where they need care, while lowering healthcare costs,” said Jack Larsen, Chairman of the Board of ATI. “During the quarter, we continued to make steady progress on multiple fronts in ramping the business.”

Mr. Larsen continued, “We saw increased therapist retention, with annualized clinician turnover declining 900 basis points quarter over quarter to 28%, approaching historical levels.  Moreover, referrals and visits are trending favorably.  Visits per Day in March 2022 were approximately 22,600, the highest volume month since the COVID pandemic first began impacting visits in March 2020.”

Joe Jordan, Chief Financial Officer of ATI, added, “While the impact of COVID variants in the first 6 weeks of the quarter impacted visit volumes and contributed to earnings losses for the quarter, we are confident with the momentum we are seeing in referrals and visits and we are reaffirming full year 2022 guidance.”

First Quarter 2022 Results

Supplemental tables of key performance metrics for the first quarter of 2019 through the first quarter of 2022 are presented after the financial statements at the end of this press release.  Commentary on performance results in the first quarter of 2022 is as follows:

•
Net operating revenue was $153.8 million compared to $155.8 million in the fourth quarter of 2021 and $149.1 million in the first quarter of 2021, a decrease of 1% quarter over quarter and an increase of 3% year over year.

▪
Net patient revenue was $138.9 million compared to $140.3 million in the fourth quarter of 2021 and $132.3 million in the first quarter of 2021, a decrease of 1% quarter over quarter and an increase of 5% year over year.  See below for discussion of drivers to net patient revenue, i.e. patient visits and Rate per Visit.

▪
Other revenue was $14.9 million compared to $15.5 million in the fourth quarter of 2021 and $16.8 million in the first quarter of 2021, a decrease of 4% quarter over quarter primarily due to a decline in MSA revenue and a decrease of 11% year over year primarily due to sale of the Home Health service line on October 1, 2021.

•
Visits per Day (“VPD”) were 21,062 compared to 20,649 in the fourth quarter of 2021 and 19,520 in the first quarter of 2021, an increase of 2% quarter over quarter and 8% year over year.

VPD per Clinic were 22.9 compared to 22.8 in the fourth quarter of 2021 and 22.2 in the first quarter of 2021, an increase of 0.1 visit quarter over quarter and 0.7 visit year over year.  The increase was muted by the Omicron wave of COVID in January and continuing into the first half of February 2022, negatively impacting visits across the Company’s platform due to an increase in patient appointment cancellations, clinical staff sick absences, and overall decline in referral volume.

•
Rate per Visit was $103.06 compared to $104.51 in the fourth quarter of 2021 and $107.56 in the first quarter of 2021, a decrease of 1% quarter over quarter and 4% year over year.  The decreases were due to the 2022 Medicare Physician Fee Schedule, which introduced a 0.75% decrease in overall rates and an additional 15% decrease in rates paid for services performed by physical therapy assistants.  The year over year decrease was additionally due to an unfavorable mix shift in payors, states and services.

•
Salaries and related costs were $87.4 million compared to $88.1 million in the fourth quarter of 2021 and $80.7 million in the first quarter of 2021, a decrease of 1% quarter over quarter primarily due to slightly fewer clinical FTE and an increase of 8% year over year due to higher number of clinical FTE and wage inflation.

PT salaries and related costs per Visit were $55.47 compared to $55.73 in the fourth quarter of 2021 and $54.14 in the first quarter of 2021, essentially flat quarter over quarter and an increase of 2% year over year.  The year over year increase was due to wage inflation experienced in certain pockets of the country compared to the first quarter of 2021.

•
Rent, clinic supplies, contract labor and other was $51.6 million compared to $47.8 million in the fourth quarter of 2021 and $43.3 million in the first quarter of 2021, an increase of 8% quarter over quarter and 19% year over year due to more clinics and higher expenditures on a per clinic basis.

PT rent, clinic supplies, contract labor and other per Clinic was $54,472 compared to $50,976 in the fourth quarter of 2021 and $47,722 in the first quarter of 2021, an increase of 7% quarter over quarter and 14% year over year.  The increases were primarily driven by greater use of contract labor while the Company worked to fill open positions.

•
Provision for doubtful accounts was $5.1 million compared to $7.2 million in the first quarter of 2021.  PT provision as a percent of net patient revenue was 4% compared to 5% in the first quarter of 2021, reflecting improved collections.

•
Selling, general and administrative expenses were $30.0 million compared to $29.9 million in the fourth quarter of 2021 and $24.7 million in the first quarter of 2021, essentially flat quarter over quarter and an increase of 21% year over year.  The year over year increase was due to higher public company operating costs and non-ordinary legal and regulatory costs.

•
Non-cash goodwill impairment charge was $116.3 million, and the non-cash trade name indefinite-lived intangible asset impairment charge was $39.4 million.  Due to an increase in discount rate, driven by an increase in Treasury rates and an increase in the Company’s cost of capital, and lower public company comparative multiples, it was determined that the fair value amounts of goodwill and trade name were below their respective carrying amounts.

•	Income tax benefit was $23.3 million compared to $5.4 million in the fourth quarter of 2021 and $10.5 million in the first quarter of 2021.

•
Net (loss) income was $(138.2) million compared to $1.7 million in the fourth quarter of 2021 and $(17.8) million in the first quarter of 2021.  The first quarter 2022 net loss included significant non-cash items, notably goodwill and intangible asset impairment charges of $155.7 million and decrease in fair value of warrant liability and contingent common shares liability of $26.0 million.

•
Adjusted EBITDA[1] was $(4.7) million compared to $1.6 million in the fourth quarter of 2021 and $5.6 million in the first quarter of 2021.  Quarter over quarter, the decrease was primarily driven by lower revenue and higher rent, clinic supplies, and contract labor costs and higher provision for doubtful accounts.  Year over year, the decrease was primarily due to higher cost of services and selling, general, and administrative expenses partially offset by higher revenue and lower provision for doubtful accounts.

Adjusted EBITDA margin was (3)% compared to 1% in the fourth quarter of 2021 and 4% in the first quarter of 2021.

•
Net increase (decrease) in cash was $46.2 million compared to $(44.5) million in the first quarter of 2021.

Operating cash use was $26.7 million compared to $30.1 million in the first quarter of 2021.  Cash repaid in connection with the Medicare Accelerated and Advance Payment Program (“MAAPP”) under the CARES Act was $4.3 million compared to zero in the first quarter of 2021.

Investing cash use was $8.7 million, with 12 new clinics opened, compared to $8.8 million in the first quarter of 2021 and 10 new clinics opened.

Financing cash generation (use) was $81.6 million compared to $(5.6) million in the first quarter of 2021.  In February 2022, the Company refinanced its first lien term loan with a new credit agreement and issued Series A preferred stock with detachable warrants, adding approximately $77 million to the balance sheet after payment of transaction fees.

1 Refer to “Non-GAAP Financial Measures” below.

Summary of key balance sheet items as of March 31, 2022 is as follows:

•
Cash and cash equivalents totaled $94.8 million, and the revolving credit facility was undrawn with available capacity of $48.8 million, net of usage by letters of credit, equaling $143.6 million in available liquidity.

Other notable achievements in the first quarter of 2022 were as follows:

•
Opened 12 new clinics in existing states, including Arizona, Georgia, and Texas; and no clinics were closed.  This brings the total number of clinics to 922.  The Company continues to capitalize on growth opportunities in individual markets, while optimizing its footprint and financial return in other local markets.

•	Net Promotor Score (“NPS”) of 74 and Google Star Rating of 4.9, reflecting continued high customer satisfaction and brand loyalty.

2022 Guidance

ATI reaffirms full year 2022 guidance for net operating revenue to be in a range of $675 million to $705 million, Adjusted EBITDA2 to be in a range of $25 million to $35 million, and new clinic openings to be approximately 35.

First Quarter 2022 Earnings Conference Call

Management will host a conference call at 5:00 p.m. Eastern Time on May 9, 2022 to review first quarter 2022 financial results. The conference call can be accessed via a live audio webcast. To join, please access the following web link, Q1 2022 Earnings Conference Call, on the Company’s investor relations website at https://investors.atipt.com at least 15 minutes early to register, and download and install any necessary audio software. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.

About ATI Physical Therapy

At ATI Physical Therapy, we are passionate about potential. Every day, we restore it in our patients and activate it in our team members in our more than 900 locations in 25 states. With outcomes from more than 2.5 million unique patient cases, ATI is making strides in the industry by setting quality standards designed to deliver predictable outcomes for our patients with musculoskeletal (MSK) issues. ATI’s offerings span across a broad spectrum for MSK-related issues. From preventative services in the workplace and athletic training support to outpatient clinical services and online physical therapy via our online platform, CONNECT™, a complete list of our service offerings can be found at ATIpt.com. ATI is based in Bolingbrook, Illinois.

2 Refer to “Non-GAAP Financial Measures” below.

Forward-Looking Statements

All statements other than statements of historical facts contained in this communication are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995.  Forward-looking statements may generally be identified by the use of words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target” or other similar expressions (or the negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters.  These forward-looking statements include, but are not limited to, statements regarding the impact of physical therapist attrition, anticipated visit and referral volumes and other factors that may impact the Company’s overall profitability and estimates and forecasts of other financial and performance metrics and projections of market opportunity.  These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of ATI’s management and are not predictions of actual performance.  These forward-looking statements are estimates only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance or a definitive statement of fact or probability.  Actual events and circumstances are difficult or impossible to predict and may differ from assumptions, and such differences may be material. Many actual events and circumstances are beyond the control of ATI.  These forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to:

(i)	changes in domestic business, market, financial, political and legal conditions, including shifts and trends in payor mix;
(ii)	the ability to execute on our sales and marketing strategies;
(iii)	the ability to maintain the listing of the Company’s securities on NYSE;
(iv)
risks related to the execution of ATI’s business strategy, including but not limited to ramping of visits, growing clinical headcount, and opening new clinics, and the timing of expected business milestones;

(v)
the effects of competition on ATI’s future business and the ability of ATI to grow and manage growth profitably, maintain relationships with patients, payors and referral sources and retain its management and key employees;

(vi)	the ability of the Company to attract and retain physical therapists consistent with its business plan;
(vii)	the ability of the Company to develop new and retain and expand relationships with referral sources;
(viii)	the outcome of any legal proceedings or regulatory investigations that have or may be instituted against the Company or any of its directors or officers;
(ix)	the ability of the company to comply with its covenants in its credit facility and preferred stock financing arrangements or to redeem preferred stock;
(x)	the ability of the Company to issue equity or equity-linked securities or obtain debt financing in the future;
(xi)	risks related to political and macroeconomic uncertainty;
(xii)	the impact of the global COVID-19 pandemic (and existing or emerging variants) on any of the foregoing risks;
(xiii)	risks related to the impact on our workforce of mandatory COVID-19 vaccination of employees;
(xiv)
risks related to further impairments of goodwill and other intangible assets, which represent a significant portion of the Company’s total assets, especially in view of the Company’s recent market valuation;

(xv)
risks associated with the Company’s inability to remediate material weaknesses in internal controls over financial reporting related to income taxes and to maintain effective internal controls over financial reporting; and

those factors discussed in our amended S-1 registration statement filed with the SEC on April 12, 2022 under the heading “Risk Factors,” and our Form 10-K for the fiscal year ended December 31, 2021 and other documents filed, or to be filed, by ATI with the SEC.

If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements, including our forecast update. There may be additional risks that ATI does not presently know or that ATI currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, the forward-looking statements in this communication reflect ATI’s expectations, plans or forecasts of future events and views as of the date of this communication. ATI anticipates that subsequent events and developments will cause ATI’s assessments with respect to these forward-looking statements to change. However, while ATI may elect to update these forward-looking statements at some point in the future, ATI specifically disclaims any obligation to publicly update any forward-looking statement, whether written or oral, which may be made from time to time, whether as a result of new information, future developments or otherwise, unless required by applicable law. These forward-looking statements should not be relied upon as representing ATI’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “Adjusted EBITDA” and “Adjusted EBITDA margin.” We believe Adjusted EBITDA and Adjusted EBITDA margin (i.e. Adjusted EBITDA divided by Net Operating Revenue) assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses these non-GAAP financial measures to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

Adjusted EBITDA and Adjusted EBITDA margin are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or the ratio of net income (loss) to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of cash available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

Please see “Reconciliation of GAAP to Non-GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.  We are unable to provide a reconciliation between forward-looking Adjusted EBITDA to its comparable GAAP financial measure without unreasonable effort, due to the high difficulty and impracticability of predicting certain amounts required by GAAP with a reasonable degree of accuracy by the date of this release.

Contact:
Joanne Fong
SVP, Treasurer and Investor Relations
ATI Physical Therapy
(630) 296-2222 x 7131
investors@atipt.com

ATI Physical Therapy, Inc.
Condensed Consolidated Statements of Operations
($ in thousands)
(unaudited)

	Three Months Ended
	March 31, 2022	March 31, 2021

Net patient revenue	$138,925	$132,271
Other revenue	14,897	16,791
Net operating revenue	153,822	149,062

Cost of services:
Salaries and related costs	87,415	80,654
Rent, clinic supplies, contract labor and other	51,615	43,296
Provision for doubtful accounts	5,105	7,171
Total cost of services	144,135	131,121
Selling, general and administrative expenses	30,024	24,726
Goodwill and intangible asset impairment charges	155,741	—
Operating loss	(176,078)	(6,785)
Change in fair value of warrant liability	(1,677)	—
Change in fair value of contingent common shares liability	(24,334)	—
Interest expense, net	8,656	16,087
Interest expense on redeemable preferred stock	—	5,308
Other expense, net	2,781	153
Loss before taxes	(161,504)	(28,333)
Income tax benefit	(23,281)	(10,515)
Net loss	(138,223)	(17,818)

ATI Physical Therapy, Inc.
Condensed Consolidated Balance Sheets
($ in thousands)
(unaudited)

	March 31, 2022	December 31, 2021
Assets:
Current assets:
Cash and cash equivalents	$94,797	$48,616
Accounts receivable (net of allowance for doubtful accounts of $51,519 and $53,533 at March 31, 2022 and December 31, 2021, respectively)	87,809	82,455
Prepaid expenses	8,706	9,303
Other current assets	6,658	3,204
Total current assets	197,970	143,578

Property and equipment, net	136,776	139,730
Operating lease right-of-use assets	255,372	256,646
Goodwill, net	492,240	608,811
Trade name and other intangible assets, net	372,090	411,696
Other non-current assets	2,811	2,233
Total assets	$1,457,259	$1,562,694

Liabilities, Mezzanine Equity and Stockholders’ Equity:
Current liabilities:
Accounts payable	$12,264	$15,146
Accrued expenses and other liabilities	59,391	64,584
Current portion of operating lease liabilities	50,651	49,433
Current portion of long-term debt	—	8,167
Total current liabilities	122,306	137,330

Long-term debt, net	477,817	543,799
Warrant liability	2,664	4,341
Contingent common shares liability	21,026	45,360
Deferred income tax liabilities	44,178	67,459
Operating lease liabilities	248,354	250,597
Other non-current liabilities	2,348	2,301
Total liabilities	918,693	1,051,187
Commitments and contingencies
Mezzanine equity:
Series A Senior Preferred Stock, $0.0001 par value; 1.0 million shares authorized; $1,011.67 stated value per share and 0.2 million shares issued and outstanding at March 31, 2022; none issued and outstanding at December 31, 2021	140,340	—
Stockholders’ equity:
Class A common stock, $0.0001 par value; 470.0 million shares authorized; 207.4 million shares issued, 197.5 million shares outstanding at March 31, 2022; 207.4 million shares issued, 197.4 million shares outstanding at December 31, 2021	20	20
Treasury stock, at cost, 0.04 million shares and 0.03 million shares at March 31, 2022 and December 31, 2021, respectively	(117)	(95)
Additional paid-in capital	1,373,282	1,351,597
Accumulated other comprehensive income	3,780	28
Accumulated deficit	(984,882)	(847,132)
Total ATI Physical Therapy, Inc. equity	392,083	504,418
Non-controlling interests	6,143	7,089
Total stockholders’ equity	398,226	511,507
Total liabilities, mezzanine equity and stockholders’ equity	$1,457,259	$1,562,694

ATI Physical Therapy, Inc.
Condensed Consolidated Statements of Cash Flows
($ in thousands)
(unaudited)

	Three Months Ended
	March 31, 2022	March 31, 2021
Operating activities:
Net loss	$(138,223)	$(17,818)
Adjustments to reconcile net loss to net cash used in operating activities:
Goodwill and intangible asset impairment charges	155,741	—
Depreciation and amortization	10,111	9,619
Provision for doubtful accounts	5,105	7,171
Deferred income tax provision	(23,281)	(10,515)
Amortization of right-of-use assets	11,807	11,055
Share-based compensation	1,960	504
Amortization of debt issuance costs and original issue discount	660	1,045
Non-cash interest expense on redeemable preferred stock	—	5,308
Loss on extinguishment of debt	2,809	—
(Gain) loss on disposal and impairment of assets	(219)	221
Change in fair value of warrant liability	(1,677)	—
Change in fair value of contingent common shares liability	(24,334)	—
Changes in:
Accounts receivable, net	(10,459)	(11,148)
Prepaid expenses and other current assets	588	(5,265)
Other non-current assets	14	(112)
Accounts payable	(928)	1,060
Accrued expenses and other liabilities	(544)	(5,686)
Operating lease liabilities	(11,555)	(15,984)
Other non-current liabilities	(37)	473
Medicare Accelerated and Advance Payment Program Funds	(4,269)	—
Net cash used in operating activities	(26,731)	(30,072)

Investing activities:
Purchases of property and equipment	(8,772)	(8,376)
Purchases of intangible assets	—	(650)
Proceeds from sale of property and equipment	114	16
Proceeds from sale of clinics	—	248
Net cash used in investing activities	(8,658)	(8,762)
Financing activities:
Proceeds from long-term debt	500,000	—
Deferred financing costs	(12,952)	—
Original issue discount	(10,000)	—
Principal payments on long-term debt	(555,048)	(2,042)
Proceeds from issuance of Series A Senior Preferred Stock	144,667	—
Proceeds from issuance of 2022 Warrants	20,333	—
Payments for equity issuance costs	(4,935)	—
Taxes paid on behalf of employees for shares withheld	(22)	—
Distribution to non-controlling interest holders	(473)	(3,575)
Net cash provided by (used in) financing activities	81,570	(5,617)

Changes in cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	46,181	(44,451)
Cash and cash equivalents at beginning of period	48,616	142,128
Cash and cash equivalents at end of period	$94,797	$97,677

Supplemental noncash disclosures:
Derivative changes in fair value	$(3,752)	$(561)
Purchases of property and equipment in accounts payable	$2,223	$2,161

Other supplemental disclosures:
Cash paid for interest	$3,932	$14,990
Cash paid for taxes	$35	$1

ATI Physical Therapy, Inc.
Supplemental Tables of Key Performance Metrics

	Financial Metrics ($ in 000’s)
	Net Patient Revenue	Other Revenue	Net Operating Revenue	Adjusted EBITDA(1)	Adj EBITDA margin(1)
Q1 2019	$170,940	$16,277	$187,217	$25,989	13.9%
Q2 2019	$182,757	$16,015	$198,772	$33,342	16.8%
Q3 2019	$179,561	$16,624	$196,185	$29,455	15.0%
Q4 2019	$184,338	$18,946	$203,284	$39,606	19.5%
Q1 2020	$164,939	$17,799	$182,738	$26,487	14.5%
Q2 2020	$95,003	$12,751	$107,754	$1,189	1.1%
Q3 2020	$132,803	$15,852	$148,655	$17,321	11.7%
Q4 2020	$136,840	$16,266	$153,106	$18,622	12.2%
Q1 2021	$132,271	$16,791	$149,062	$5,590	3.8%
Q2 2021	$146,679	$17,354	$164,033	$23,999	14.6%
Q3 2021	$141,855	$17,158	$159,013	$8,539	5.4%
Q4 2021	$140,275	$15,488	$155,763	$1,643	1.1%
Q1 2022	$138,925	$14,897	$153,822	$(4,695)	(3.1)%

(1)	Excludes CARES Act Provider Relief Funds of $44.3 million in the second quarter of 2020, $23.1 million in the third quarter of 2020, and $24.1 million in the fourth quarter of 2020.

	Operational Metrics: PT Clinics
	Ending Clinic Count	Visits per Day(1)	Clinical FTE(2)	VPD per cFTE(3)	Annualized Clinician Adds %(4)	Annualized Clinician Turnover %(5)
Q1 2019	825	24,142	2,833	8.5	20%	19%
Q2 2019	836	25,527	2,862	8.9	26%	21%
Q3 2019	847	25,229	2,901	8.7	37%	26%
Q4 2019	872	25,693	2,936	8.8	17%	26%
Q1 2020	868	22,855	2,841	8.0	17%	22%
Q2 2020	866	12,643	1,487	8.5	0%	20%
Q3 2020	873	18,159	2,004	9.1	9%	82%
Q4 2020	875	19,441	2,214	8.8	43%	34%
Q1 2021	882	19,520	2,284	8.5	44%	32%
Q2 2021	889	21,569	2,325	9.3	44%	44%
Q3 2021	900	20,674	2,359	8.8	63%	41%
Q4 2021	910	20,649	2,475	8.3	44%	37%
Q1 2022	922	21,062	2,466	8.5	39%	28%

(1)	Equals patient visits divided by operating days.
(2)	Represents clinical staff hours divided by 8 hours divided by number of paid days.
(3)	Equals patient visits divided by operating days divided by clinical full-time equivalent employees.
(4)	Represents clinician headcount new hire adds divided by average clinician headcount, multiplied by 4 to annualize.
(5)	Represents clinician headcount separations divided by average clinician headcount, multiplied by 4 to annualize.

	Unit Economics: PT Clinics ($ actual)
	PT Revenue per Clinic(1)	VPD per Clinic(2)	PT Rate per Visit(3)	PT Salaries per Visit(4)	PT Rent and Other per Clinic(5)	PT Provision as % PT Revenue(6)
Q1 2019	$208,803	29.5	$112.39	$57.21	$48,682	4.3%
Q2 2019	$219,748	30.7	$111.87	$55.21	$48,130	3.2%
Q3 2019	$213,255	30.0	$111.21	$56.47	$48,995	2.8%
Q4 2019	$213,767	29.8	$112.10	$54.65	$47,843	2.1%
Q1 2020	$189,658	26.3	$112.76	$55.11	$50,258	3.6%
Q2 2020	$109,872	14.6	$117.41	$53.39	$43,621	4.1%
Q3 2020	$152,472	20.8	$112.51	$53.83	$44,140	2.2%
Q4 2020	$155,913	22.2	$109.98	$52.16	$47,168	2.4%
Q1 2021	$150,536	22.2	$107.56	$54.14	$47,722	5.4%
Q2 2021	$165,241	24.3	$106.26	$48.22	$47,857	2.4%
Q3 2021	$158,556	23.1	$105.56	$53.70	$49,499	2.5%
Q4 2021	$154,772	22.8	$104.51	$55.73	$50,976	1.5%
Q1 2022	$151,225	22.9	$103.06	$55.47	$54,472	3.7%

(1)	Equals Net Patient Revenue divided by average clinics over the quarter.
(2)	Equals patient visits divided by operating days divided by average clinics over the quarter
(3)	Equals Net Patient Revenue divided by patient visits.
(4)	Equals estimated patient-related portion of Salaries and Related Costs divided by patient visits.
(5)	Equals estimated patient-related portion of Rent, Clinic Supplies, Contract Labor and Other divided by average clinics over the quarter.
(6)	Equals estimated patient-related portion of Provision for Doubtful Accounts divided by Net Patient Revenue.

	Customer Satisfaction Metrics
	Net Promoter Score(1)	Google Star Rating(2)
Q1 2019	77	4.6
Q2 2019	79	4.9
Q3 2019	78	4.9
Q4 2019	79	4.8
Q1 2020	77	4.9
Q2 2020	77	4.9
Q3 2020	78	4.6
Q4 2020	76	4.7
Q1 2021	75	4.9
Q2 2021	77	4.9
Q3 2021	73	4.9
Q4 2021	78	4.8
Q1 2022	74	4.9

(1)	NPS measures customer experience from ATI patient survey responses. The score is calculated as the percentage of promoters less the percentage of detractors.
(2)
A Google Star rating is a five-star rating scale that ranks businesses based on customer reviews. Customers are given the opportunity to leave a business review after interacting with a business, which involves choosing from one star (poor) to five stars (excellent).

ATI Physical Therapy, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
($ in thousands)
(unaudited)

Three Months Ended
March 31, 2022
Net loss	$(138,223)
Plus (minus):
Net loss attributable to non-controlling interests	473
Interest expense, net	8,656
Income tax benefit	(23,281)
Depreciation and amortization expense	9,900
EBITDA	$(142,475)
Goodwill and intangible asset impairment charges(1)	155,741
Goodwill and intangible asset impairment charges attributable to non-controlling interests(1)	(940)
Changes in fair value of warrant liability and contingent common shares liability(2)	(26,011)
Loss on debt extinguishment(3)	2,809
Non-ordinary legal and regulatory matters(4)	2,497
Share-based compensation	1,964
Transaction and integration costs(5)	1,538
Pre-opening de novo costs(6)	381
Gain on sale of Home Health service line, net	(199)
Adjusted EBITDA	$(4,695)

(1)	Represents non-cash charges related to the write-down of goodwill and trade name indefinite-lived intangible assets.
(2)	Represents non-cash amounts related to the change in the estimated fair value of IPO Warrants, Earnout Shares and Vesting Shares.
(3)	Represents charges related to the derecognition of the unamortized deferred financing costs and original issuance discount associated with the full repayment of the 2016 first lien term loan.
(4)	Represents non-ordinary course legal costs related to the previously-disclosed ATIP shareholder class action complaints, derivative complaint and SEC inquiry.
(5)	Represents costs related to the Business Combination with FVAC II and non-capitalizable debt transaction costs.
(6)	Represents expenses associated with renovation, equipment and marketing costs relating to the start-up and launch of new locations incurred prior to opening.

ATI Physical Therapy, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
($ in thousands)
(unaudited)

	Three Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Net income (loss)	$1,690	$(326,774)	$(439,126)	$(17,818)
Plus (minus):
Net (income) loss attributable to non-controlling interests	(869)	2,109	3,769	(1,309)
Interest expense, net	7,215	7,386	15,632	16,087
Interest expense on redeemable preferred stock	—	—	4,779	5,308
Income tax (benefit) expense	(5,381)	(35,333)	(19,731)	(10,515)
Depreciation and amortization expense	10,005	9,222	9,149	9,619
EBITDA	12,660	(343,390)	(425,528)	1,372
Goodwill and intangible asset impairment charges(1)	—	508,972	453,331	—
Goodwill and intangible asset impairment charges attributable to non-controlling interest(1)	—	(2,928)	(5,021)	—
Changes in fair value of warrant liability and contingent common shares liability(2)	(10,046)	(162,202)	(25,487)	—
Gain on sale of Home Health service line, net	(5,846)	—	—	—
Reorganization and severance costs(3)	—	3,551	—	362
Transaction and integration costs(4)	955	2,335	3,580	2,918
Share-based compensation	905	1,248	3,112	504
Pre-opening de novo costs(5)	543	511	441	434
Non-ordinary legal and regulatory matters(6)	2,472	442	—	—
Loss on debt extinguishment(7)	—	—	5,534	—
Loss on settlement of redeemable preferred stock(8)	—	—	14,037	—
Adjusted EBITDA	$1,643	$8,539	$23,999	$5,590

(1)	Represents non-cash charges related to the write-down of goodwill and trade name indefinite-lived intangible assets.
(2)	Represents non-cash amounts related to the change in the estimated fair value of Warrants, Earnout Shares and Vesting Shares.
(3)	Represents severance, consulting and other costs related to discrete initiatives focused on reorganization and delayering of the Company’s labor model, management structure and support functions.
(4)
Represents costs related to the Company’s business combination with FVAC II, non-capitalizable debt transaction costs, clinic acquisitions and acquisition-related integration and consulting and planning costs related to preparation to operate as a public company.

(5)	Represents expenses associated with renovation, equipment and marketing costs relating to the start-up and launch of new locations incurred prior to opening.
(6)	Represents non-ordinary course legal costs related to the previously-disclosed ATIP shareholder class action complaints, derivative complaint and SEC inquiry.
(7)
Represents charges related to the derecognition of the proportionate amount of remaining unamortized deferred financing costs and original issuance discount associated with the partial repayment of the first lien term loan and derecognition of the unamortized original issuance discount associated with the full repayment of the subordinated second lien term loan.

(8)
Represents loss on settlement of redeemable preferred stock based on the value of cash and equity provided to preferred stockholders in relation to the outstanding redeemable preferred stock liability at the time of the closing of the business combination with FVAC II.

ATI Physical Therapy, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
($ in thousands)
(unaudited)

	Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Net income (loss)	$2,190	$1,022	$4,596	$(8,106)
Plus (minus):
Net income attributable to non-controlling interests	(987)	(901)	(1,855)	(1,330)
Interest expense, net	16,404	17,346	17,683	17,858
Interest expense on redeemable preferred stock	5,154	4,896	4,604	4,377
Income tax (benefit) expense	(2,033)	2,322	3,568	(1,792)
Depreciation and amortization expense	10,072	9,880	9,763	9,985
EBITDA	30,800	34,565	38,359	20,992
Reorganization and severance costs(1)	679	4,436	1,255	1,142
Transaction and integration costs(2)	3,747	75	100	868
Share-based compensation	503	473	466	494
Pre-opening de novo costs(3)	335	368	268	594
Business optimization costs(4)	2,450	519	5,011	2,397
Charges related to lease terminations(5)	4,253	—	—	—
Adjusted EBITDA	$42,767	$40,436	$45,459	$26,487

(1)	Represents severance, consulting and other costs related to discrete initiatives focused on reorganization and delayering of the Company’s labor model, management structure and support functions.
(2)
Represents costs related to the Company’s business combination with FVAC II, clinic acquisitions and acquisition-related integration and consulting and planning costs related to preparation to operate as a public company.

(3)	Represents expenses associated with renovation, equipment and marketing costs relating to the start-up and launch of new locations incurred prior to opening.
(4)
Represents non-recurring costs to optimize our platform and ATI transformative initiatives. Costs primarily relate to duplicate costs driven by IT and Revenue Cycle Management conversions, labor related costs during the transition of key positions and other incremental costs of driving optimization initiatives.

(5)	Represents charges related to lease terminations prior to the end of term for corporate facilities no longer in use.

ATI Physical Therapy, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
($ in thousands)
(unaudited)

	Three Months Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Net income (loss)	$31,914	$(6,046)	$(4,816)	$(11,303)
Plus (minus):
Net income attributable to non-controlling interests	(1,234)	(878)	(933)	(1,355)
Interest expense, net	18,022	19,263	19,927	19,760
Interest expense on redeemable preferred stock	4,206	4,000	3,763	3,542
Income tax benefit	(36,095)	(2,055)	(1,825)	(4,044)
Depreciation and amortization expense	9,884	9,567	9,635	10,018
EBITDA	26,697	23,851	25,751	16,618
Reorganization and severance costs(1)	3,401	120	775	4,035
Transaction and integration costs(2)	3,998	198	310	29
Share-based compensation	(57)	559	795	525
Pre-opening de novo costs(3)	438	757	487	593
Business optimization costs(4)	5,129	3,970	5,224	4,189
Adjusted EBITDA	$39,606	$29,455	$33,342	$25,989

(1)	Represents severance, consulting and other costs related to discrete initiatives focused on reorganization and delayering of the Company’s labor model, management structure and support functions.
(2)
Represents costs related to the Company’s business combination with FVAC II, clinic acquisitions and acquisition-related integration and consulting and planning costs related to preparation to operate as a public company.

(3)	Represents expenses associated with renovation, equipment and marketing costs relating to the start-up and launch of new locations incurred prior to opening.
(4)
Represents non-recurring costs to optimize our platform and ATI transformative initiatives. Costs primarily relate to duplicate costs driven by IT and Revenue Cycle Management conversions, labor related costs during the transition of key positions and other incremental costs of driving optimization initiatives.